As Filed With the Securities and Exchange Commission on May 18, 2016

Registration No. 333-177877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

JIAYUAN.COM INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15/F, Anhua Development Building

No. 35 Anding Road

Chaoyang District, Beijing

The People’s Republic of China

(86-10) 6113-6312

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Jiayuan.com International Ltd. 2007 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David S. Wang, Esq.

Tim Y. Sung, Esq.

Paul Hastings LLP

43/F, Jing An Kerry Center Tower II

1539 Nanjing West Road, Shanghai 200040

The People’s Republic of China

(86) 6103-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-177877) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Jiayuan.com International Ltd., a company established under the laws of the Cayman Islands (the “Company”), and became effective on November 10, 2011. Under the Registration Statement, a total of 5,233,920 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), were registered for issuance of shares granted or to be granted pursuant to the Jiayuan.com International Ltd. 2007 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On May 13, 2016, pursuant to an agreement and plan of merger, dated December 7, 2015, by and among the Company, LoveWorld Inc. and FutureWorld Inc. (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “merger”). Upon completion of the merger, the Company became a privately-held company.

As a result of the merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 18, 2016.

JIAYUAN.COM INTERNATIONAL LTD.

By:	/s/ Shang-Hsiu Koo
Name:	Shang-Hsiu Koo
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tao Sun	Director	May 18, 2016
Tao Sun

/s/ Jian Liang	Director	May 18, 2016
Jian Liang

/s/ Linguang Wu	Director and Chief Executive Officer	May 18, 2016
Linguang Wu	(principal executive officer)

/s/ Shang-Hsiu Koo	Chief Financial Officer	May 18, 2016
Shang-Hsiu Koo	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jiayuan.com International Ltd. has signed this registration statement or amendment thereto in New York on May 18, 2016.

By:	/s/ Giselle Manon
Name:	Giselle Manon on behalf of Law Debenture Corporate Services Inc.
Title:	Service of Process Officer